Exhibit 1

SCHEDULE 13D JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and any subsequent amendments thereto, and have duly executed this joint filing agreement as of the date set forth below.

Date: December 17, 2021

BBAI ULTIMATE HOLDINGS, LLC

By:	/s/ Jeffrey Hart
Name: Jeffrey Hart
Title: Vice President and Secretary

AE BBAI AGGREGATOR, LP

By: AE BBRED GP, LLC
Its: General Partner

By:	/s/ Kirk Konert
Name: Kirk Konert
Title: President

AEROEQUITY GP, LLC

By:	/s/ Michael R. Greene
Name: Michael R. Greene
Title: Managing Member

By:	/s/ Michael R. Greene
Name: Michael R. Greene

By:	/s/ David H. Rowe
Name: David H. Rowe